Exhibit 99.4

Item 2.  Management's Discussion and Analysis of Financial Condition and Results of Operations

BUSINESS ENVIRONMENT

       During the first nine months of 2008, day rates remained at or near record levels for most jackup rig classes, utilization remained high and recently executed contracts continued to include favorable terms and conditions for drilling contractors. In addition, limited rig availability and strong demand have continued to push day rates higher for deepwater drilling rigs on a global basis.

       During recent months, there has been substantial volatility and a decline in oil and gas prices due to the deteriorating global economic environment. In addition, there has been substantial uncertainty in the capital markets and access to financing is uncertain. These conditions could have an adverse effect on our business environment. Our customers may curtail their drilling programs, which could result in a decrease in demand for drilling rigs and a reduction in day rates and/or utilization. In addition, certain of our customers could experience an inability to pay suppliers, including our Company, in the event they are unable to access the capital markets to fund their business operations. During the first nine months of 2008, more than 20 new jackup and semisubmersible rigs were delivered and another 125 are reported to be on order or under construction. It is uncertain whether current volatility in oil and gas prices and uncertainty in the capital markets will affect the delivery of rigs currently on order or under construction.

       For additional information concerning the effects of the volatility in oil and gas prices and uncertainty in the capital markets, see "Item 1A. Risk Factors" in Part II of this report. For additional information concerning the effects new drilling rigs may have on our business, our industry, global supply, day rates and utilization, including potential risks and uncertainties, see "Item 1A. Risk Factors" in Part I and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II of our Annual Report on Form 10-K for the year ended December 31, 2007, as updated in this report.

    Asia Pacific Jackup Rigs

       Jackup rig drilling contracts in the Asia Pacific region have historically been for substantially longer durations than those in other geographic regions. Since day rates for such contracts generally are fixed, or fixed subject to adjustment for variations in the drilling contractor's costs, our Asia Pacific operations generally are not subject to the same level of day rate volatility as other regions where shorter term contracts are more prevalent. During 2007, demand for jackup rigs in the region exceeded the supply of available rigs, enabling drilling contractors to realize high day rates and utilization. During the first nine months of 2008, day rates stabilized and utilization rates remained high as increased rig demand was largely offset by new rig deliveries. We are uncertain how continued new rig deliveries will impact the region during the remainder of the year.

    Europe/Africa Jackup Rigs

       Our Europe/Africa offshore drilling operations are mainly conducted in northern Europe (North Sea) where moderate duration jackup rig contracts are prevalent. During 2007, a shortfall of available jackup rigs combined with the continued increase in spending by oil and gas companies in the region led to increased day rates. During the first nine months of 2008, shortfalls in rig availability continued, causing a slight increase in day rates over the prior year. Although several newbuild jackup rigs are expected to be added to the region, we anticipate a balanced market and relatively stable day rates through the remainder of the year.

    North and South America Jackup Rigs

       Our North and South America offshore drilling operations are mainly conducted in the Gulf of Mexico where jackup rig contracts are normally entered into for relatively short durations and day rates are adjusted to current market rates upon contract extension or renewal. Therefore, jackup rig day rates in the region are more volatile than in regions where longer duration contracts are more prevalent. During 2007, day rates softened compared to prior levels as a result of decreased demand and competition for work among drilling contractors as oil and gas companies shifted their focus to more economically attractive prospects in the deeper waters of the Gulf of Mexico and elsewhere. Drilling contractors continued to pursue international opportunities but, despite the relocation of several jackup rigs from the region in 2007, jackup rig demand decreased at a faster pace than supply.

       Demand for jackup rigs in the Gulf of Mexico has increased steadily during the first nine months of 2008 as compared to year-end 2007 levels. As a result, utilization levels began to improve in early 2008 and day rates began to increase during the second quarter. In September 2008, Hurricane Gustav and Hurricane Ike forced more than two weeks of work stoppages and damaged or destroyed several rigs and platforms in the Gulf of Mexico, thereby reducing the supply of available jackup rigs. It is uncertain how the disruption from these two hurricanes, the reduced supply of available rigs and the recent reduction in oil and natural gas prices will affect demand in the region during the remainder of the year.

    Semisubmersible Rigs

       Demand for deepwater semisubmersible rigs continued to outpace supply resulting in high day rates and utilization during the first nine months of 2008. Despite two hurricanes striking the Gulf of Mexico in September, the deepwater semisubmersible rig fleet suffered relatively little damage. Increased deepwater exploration and development activity continues to drive strong demand for deepwater drilling rigs on a global basis, and we expect semisubmersible rig utilization to remain near 100% for the remainder of the year and into 2009.

       The ENSCO 8500 ultra-deepwater semisubmersible rig was delivered during the third quarter and is currently mobilizing to the Gulf of Mexico to commence operations under a long-term drilling contract. We have six additional ENSCO 8500 Series® rigs under construction with scheduled delivery dates in the second and fourth quarter of 2009, the third quarter of 2010, the second half of 2011 and the first and second half of 2012. Three of the six ENSCO 8500 Series® rigs under construction have secured long-term drilling contracts in the Gulf of Mexico. Our ENSCO 7500 ultra-deepwater semisubmersible rig secured a new long-term contract for work offshore Australia during the third quarter of 2008 and is expected to mobilize from the Gulf of Mexico to Australia during the fourth quarter of 2008.

RESULTS OF OPERATIONS

       The following table highlights our condensed consolidated results of operations for the three-month and nine-month periods ended September 30, 2008 and 2007 (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues	$635.8	$536.4	$1,828.3	$1,570.9
Operating expenses
Contract drilling (exclusive of depreciation)	193.4	175.5	591.5	500.6
Depreciation	47.7	46.2	141.6	136.0
General and administrative	15.2	11.5	41.7	46.6

Operating income	379.5	303.2	1,053.5	887.7
Other income (expense)	(6.5)	9.8	4.8	27.2
Provision for income taxes	71.8	53.6	198.8	181.6

Income from continuing operations	301.2	259.4	859.5	733.3
(Loss) income from discontinued operations, net	(18.9)	7.3	(8.5)	20.1

Net income	$282.3	$266.7	$ 851.0	$ 753.4

       For the quarter ended September 30, 2008, revenues increased by $99.4 million, or 19%, and operating income increased by $76.3 million, or 25%, as compared to the prior year quarter. For the nine-month period ended September 30, 2008, revenues increased by $257.4 million, or 16%, and operating income increased by $165.8 million, or 19%, as compared to the prior year period. The increases were primarily due to improved average day rates earned by our international jackup rigs and ENSCO 7500 ultra-deepwater semisubmersible rig and improved utilization of our Gulf of Mexico jackup rigs, partially offset by increased personnel costs and repair and maintenance expense across the majority of our fleet. Revenues and operating income increases realized during the nine-month period ended September 30, 2008 were also partially offset by a reduction in day rates earned by our Gulf of Mexico jackup rigs as compared to the prior year period.

Rig Locations, Utilization and Average Day Rates

       As discussed below, we manage our business through four operating segments. However, our rigs are mobile and frequently move between segments. The following table summarizes our offshore drilling rigs by type and location as of September 30, 2008 and 2007:

	Number of Rigs
	2008	2007

Jackup rigs:
Asia Pacific	19	19
Europe/Africa	10	10
North and South America(1)	14	14

Total jackup rigs	43	43
Semisubmersible rigs:
North America(2)	2	1
Under construction(2)(3)	6	4

Total semisubmersible rigs	8	5
Barge rig - Asia Pacific	1	1

Total(1)	52	49

(1)	Excludes rigs classified as discontinued operations.
(2)	During the third quarter of 2008, we accepted delivery of ENSCO 8500 which is currently mobilizing to the Gulf of Mexico from Singapore and is expected to commence drilling operations in the Gulf of Mexico during the first quarter of 2009.
(3)	During the first nine months of 2008, we entered into agreements to construct ENSCO 8504, ENSCO 8505 and ENSCO 8506 with delivery expected in the second half of 2011 and the first and second half of 2012, respectively.

The following table summarizes our rig utilization and average day rates from continuing operations for the three-month and nine-month periods ended September 30, 2008 and 2007:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Rig Utilization(1)
Jackup rigs:
Asia Pacific	96%	99%	95%	99%
Europe/Africa	96%	90%	97%	95%
North and South America	98%	77%	96%	81%

Total jackup rigs	97%	90%	96%	92%

Semisubmersible rig - North America	87%	97%	93%	97%
Barge rig - Asia Pacific	50%	100%	81%	93%

Total	96%	90%	96%	92%

Average Day Rates(2)
Jackup rigs:
Asia Pacific	$156,951	$132,876	$150,956	$129,563
Europe/Africa	226,080	203,117	219,021	193,882
North and South America	108,174	106,183	96,810	110,482

Total jackup rigs	156,860	142,118	149,436	139,133

Semisubmersible rig - North America	361,612	200,716	334,688	198,900
Barge rig - Asia Pacific	73,080	71,496	72,576	64,439

Total	$160,077	$141,785	$152,288	$138,977

(1)	Utilization was derived by dividing the number of days under contract, including days associated with compensated mobilizations, by the number of days in the period.
(2)	Average day rates were derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues and lump sum revenues, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

       Detailed explanations of our operating results for the three-month and nine-month periods ended September 30, 2008 and 2007, including discussions of revenues, contract drilling expense and depreciation by operating segment, are set forth below.

Operating Income

       We are in the process of developing a fleet of deepwater semisubmersible rigs. In connection therewith, we contracted Keppel FELS Limited ("KFELS"), a major international shipyard based in Singapore, to construct seven ultra-deepwater semisubmersible rigs (the "ENSCO 8500 Series®"). The first ENSCO 8500 Series® rig has been delivered by KFELS and arrived in the Gulf of Mexico in mid-December 2008. The rig is currently undergoing final outfitting and preparing for deepwater sea trials and is projected to commence operations in February 2009. In connection with the arrival of our first ENSCO 8500 Series® rig, we have reorganized the management of our operations, establishing a separate business unit to manage our fleet of deepwater semisubmersible rigs.

       As part of this reorganization, we evaluated our remaining assets and operations, consisting of 43 jackup rigs and one barge rig organized into three business units based on major geographic region, and now consider these three business units as operating segments. Accordingly, our business now consists of four operating segments: (1) Deepwater, (2) Asia Pacific, (3) Europe/Africa and (4) North and South America. Each of our four operating segments provides one service, contract drilling.

       The following table summarizes our operating income for the three-month and nine-month periods ended September 30, 2008 and 2007. General and administrative expense and depreciation expense incurred by our corporate office are not allocated to our operating segments for purposes of measuring segment operating income and are included in "Reconciling Items."

Three months ended September 30, 2008
(in millions)

				North
				and	Operating
		Asia	Europe/	South	Segments	Reconciling	Consolidated
	Deepwater	Pacific	Africa	America	Total	Items	Total

Revenue	$27.1	$260.8	$209.3	$138.6	$635.8	$ --	$635.8
Operating expenses Contract drilling (exclusive of depreciation)	8.3	76.7	62.8	45.6	193.4	--	193.4
Depreciation	2.3	21.4	10.8	12.7	47.2	.5	47.7
General and administrative	--	--	--	--	--	15.2	15.2

Operating income	$16.5	$162.7	$135.7	$ 80.3	$395.2	$(15.7)	$379.5

Three months ended September 30, 2007 (in millions)
				North
				and	Operating
		Asia	Europe/	South	Segments	Reconciling	Consolidated
	Deepwater	Pacific	Africa	America	Total	Items	Total

Revenue	$18.7	$236.2	$174.3	$107.2	$536.4	$ --	$536.4
Operating expenses Contract drilling (exclusive of depreciation)	8.3	68.1	57.1	42.0	175.5	--	175.5
Depreciation	2.4	20.7	10.4	11.6	45.1	1.1	46.2
General and administrative	--	--	--	--	--	11.5	11.5

Operating income	$ 8.0	$147.4	$106.8	$ 53.6	$315.8	$(12.6)	$303.2

Nine months ended September 30, 2008 (in millions)
				North
				and	Operating
		Asia	Europe/	South	Segments	Reconciling	Consolidated
	Deepwater	Pacific	Africa	America	Total	Items	Total

Revenue	$84.3	$779.5	$602.9	$361.6	$1,828.3	$ --	$1,828.3
Operating expenses Contract drilling (exclusive of depreciation)	26.5	243.7	184.9	136.4	591.5	--	591.5
Depreciation	6.8	63.7	32.1	37.6	140.2	1.4	141.6
General and administrative	--	--	--	--	--	41.7	41.7

Operating income	$51.0	$472.1	$385.9	$187.6	$1,096.6	$(43.1)	$1,053.5

Nine months ended September 30, 2007 (in millions)
				North
				and	Operating
		Asia	Europe/	South	Segments	Reconciling	Consolidated
	Deepwater	Pacific	Africa	America	Total	Items	Total

Revenue	$54.4	$668.3	$495.8	$352.4	$1,570.9	$ --	$1,570.9
Operating expenses Contract drilling (exclusive of depreciation)	21.0	198.3	157.1	124.2	500.6	--	500.6
Depreciation	7.0	61.5	30.1	34.2	132.8	3.2	136.0
General and administrative	--	--	--	--	--	46.6	46.6

Operating income	$26.4	$408.5	$308.6	$194.0	$937.5	$(49.8)	$887.7

   Deepwater

       Revenues for the quarter ended September 30, 2008 for ENSCO 7500 increased by $8.4 million, or 45%, as compared to the prior year quarter. The increase in revenues was primarily due to an 80% increase in the average day rate as compared to the prior year quarter, as ENSCO 7500 began earning a significantly higher day rate during February 2008. Contract drilling expense totaled $8.3 million for the quarters ended September 30, 2008 and 2007, as increased personnel costs were offset by decreased repair and maintenance expense.

       For the nine-month period ended September 30, 2008, revenues for ENSCO 7500 increased by $29.9 million, or 55%, and contract drilling expense increased by $5.5 million, or 26%, as compared to the prior year period. The increase in revenues was primarily due to a 68% increase in the average day rate as compared to the prior year period. The increase in contract drilling expense was primarily due to increased personnel costs and repair and maintenance expense. Beginning in the second quarter of 2007, ENSCO 7500 staffing levels were increased to facilitate training in preparation for delivery of our ENSCO 8500 Series® rigs.

   Asia Pacific

       Asia Pacific revenues for the quarter ended September 30, 2008 increased by $24.6 million, or 10%, as compared to the prior year quarter. The increase in revenues was primarily due to an 18% increase in jackup rig average day rates, partially offset by a decline in jackup rig utilization to 96% from 99% during the comparable prior year quarter. The increase in average day rates resulted from an increase in demand due to higher levels of spending by oil and gas companies coupled with relatively limited rig availability in the region. The decline in jackup rig utilization was primarily the result of scheduled maintenance on ENSCO 54 during the current year quarter. Contract drilling expense increased by $8.6 million, or 13%, as compared to the prior year quarter primarily due to increased personnel costs and, to a lesser extent, increased repair and maintenance expense associated with the aforementioned maintenance project. Depreciation expense increased by $700,000, or 3%, as compared to the prior year quarter. The increase was primarily attributable to depreciation associated with the ENSCO 96 capital enhancement project completed during the second quarter of 2008 and depreciation on minor upgrades and improvements to the Asia Pacific fleet completed subsequent to the third quarter of 2007.

       For the nine-month period ended September 30, 2008, Asia Pacific revenues increased by $111.2 million, or 17%, as compared to the prior year period. The increase in revenues was primarily due to a 17% increase in jackup rig average day rates and the increased size of the Asia Pacific fleet, partially offset by a decline in jackup rig utilization to 95% from 99% during the comparable prior year period. The increase in average day rates resulted from an increase in demand due to higher levels of spending by oil and gas companies coupled with relatively limited rig availability in the region. The addition of ENSCO 108 to the fleet late in the first quarter of 2007 resulted in an additional $28.0 million of revenues and $5.8 million of contract drilling expense as compared to the prior year period. The decline in utilization was the result of scheduled maintenance projects on ENSCO 54, ENSCO 56, ENSCO 57 and ENSCO 96. Contract drilling expense increased by $45.4 million, or 23%, as compared to the prior year period primarily due to increased personnel costs, the aforementioned maintenance projects and the addition of ENSCO 108 to the fleet. Depreciation expense increased by $2.2 million, or 4%, as compared to the prior year quarter. The increase was primarily attributable to depreciation associated with ENSCO 108 and ENSCO 96 and depreciation on minor upgrades and improvements to the Asia Pacific fleet completed subsequent to the third quarter of 2007.

   Europe/Africa

       Europe/Africa revenues for the quarter ended September 30, 2008 increased by $35.0 million, or 20%, as compared to the prior year quarter. The increase in revenues was primarily due to an 11% increase in average day rates and an increase in utilization to 96% from 90% during the comparable prior year quarter. The increase in average day rates was attributable to limited rig availability in the region coupled with improved demand resulting from increased spending by oil and gas companies. The increase in utilization was primarily due to the mobilization of ENSCO 100 from Nigeria to the North Sea during the comparable prior year quarter. ENSCO 100 was fully utilized during the quarter ended September 30, 2008. Contract drilling expense increased by $5.7 million, or 10%, as compared to the prior year quarter primarily due to increased mobilization expense and repair and maintenance expense, partially offset by costs incurred in the prior year quarter related to the departure of ENSCO 100 from Nigeria. Depreciation expense increased by $400,000, or 4%, as compared to the prior year quarter. The increase was primarily attributable to depreciation associated with the ENSCO 85 capital enhancement project completed during the first quarter of 2008 and depreciation on minor upgrades and improvements to the Europe/Africa fleet completed subsequent to the third quarter of 2007.

       For the nine-month period ended September 30, 2008, Europe/Africa revenues increased by $107.1 million, or 22%, as compared to the prior year period. The increase was primarily due to a 13% increase in average day rates and an increase in utilization to 97% from 95% during the comparable prior year period. The improvement in average day rates was attributable to limited rig availability in the region coupled with improved demand resulting from increased spending by oil and gas companies. The increase in utilization was due to the mobilization of ENSCO 100 during the comparable prior year period as discussed in the preceding paragraph. In addition, the relocation of ENSCO 105 to the Europe/Africa region during the second quarter of 2007 contributed an additional $32.4 million of revenues and $8.8 million of contract drilling expense as compared to the prior year period. Contract drilling expense increased by $27.8 million, or 18%, as compared to the prior year period. The increase in contract drilling expense was primarily due to increased mobilization expense, the addition of ENSCO 105 to the fleet and increased repair and maintenance expense and personnel costs, partially offset by a reduction in reimbursable expenses. Depreciation expense increased by $2.0 million, or 7%, as compared to the prior year period. The increase was primarily attributable to depreciation associated with ENSCO 105 and ENSCO 85 and depreciation on minor upgrades and improvements to the Europe/Africa fleet completed subsequent to the third quarter of 2007.

   North and South America

       North and South America revenues for the quarter ended September 30, 2008 increased by $31.4 million, or 29%, as compared to the prior year quarter. The increase in revenues was primarily due to an increase in utilization to 98% from 77% in the comparable prior year quarter and, to a lesser extent, a 2% increase in average day rates. The increase in utilization was attributable to decreased rig supply, as drilling contractors mobilized rigs to international locations, and an increase in customer demand. Contract drilling expense increased by $3.6 million, or 9%, as compared to the prior year quarter, primarily due to increased personnel costs and the impact of increased utilization, partially offset by decreased mobilization expense and repair and maintenance expense. Depreciation expense increased by $1.1 million, or 9%, as compared to the prior year quarter. The increase was primarily attributable to depreciation associated with the ENSCO 93 capital enhancement and upgrade project completed during the first quarter of 2008 and depreciation on minor upgrades and improvements to the North and South America fleet completed subsequent to the third quarter of 2007.

       For the nine-month period ended September 30, 2008, North and South America revenues increased by $9.2 million, or 3%, as compared to the prior year period. The increase in revenues was primarily due to an increase in utilization to 96% from 81% in the comparable prior year period, partially offset by a 12% decrease in average day rates. The increase in utilization was primarily attributable to the improvement in market conditions during 2008, as discussed in the previous paragraph. Although we realized day rate increases during the second and third quarter of 2008, day rates earned during the current year were generally lower than day rates earned during the early portions of 2007. The increase in revenues was also partially offset by ENSCO 105, which generated $7.1 million of revenues and $2.0 million of contract drilling expense during the first quarter of 2007 prior to relocation from the region. Contract drilling expense increased by $12.2 million, or 10%, as compared to the prior year period. The increase was primarily due to increased personnel costs and the impact of increased utilization, partially offset by decreased mobilization expense and the relocation of ENSCO 105 during the comparable prior year period. Depreciation expense increased by $3.4 million, or 10%, as compared to the prior year period. The increase was primarily attributable to depreciation associated with the ENSCO 83 and ENSCO 93 capital enhancement projects completed during the second quarter of 2007 and first quarter of 2008, respectively, and depreciation on minor upgrades and improvements to the North and South America fleet completed subsequent to the third quarter of 2007, partially offset by the reduced size of the North and South America fleet.

   Other

       General and administrative expense for the quarter ended September 30, 2008 increased by $3.7 million, or 32%, as compared to the prior year quarter. The increase was primarily attributable to increased professional fees, increased personnel costs and costs associated with our branding initiative launched in August 2008.

       General and administrative expense for the nine-month period ended September 30, 2008 decreased by $4.9 million, or 11%, as compared to the prior year period. The decrease was primarily attributable to a $10.7 million expense incurred during the prior year period in connection with a retirement agreement with our former Chairman and Chief Executive Officer, partially offset by increased professional fees, increased personnel costs and costs associated with our branding initiative.

Other Income (Expense)

       The following table summarizes other income (expense) for the three-month and nine-month periods ended September 30, 2008 and 2007 (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Interest income	$3.2	$7.1	$11.9	$19.6
Interest expense, net:
Interest expense	(5.5)	(8.6)	(16.3)	(25.4)
Capitalized interest	5.5	8.6	16.3	23.5

	--	--	--	(1.9)
Other, net	(9.7)	2.7	(7.1)	9.5

	$(6.5)	$9.8	$ 4.8	$27.2

       Interest income for the three-month and nine-month periods ended September 30, 2008 decreased as compared to the respective prior year periods due to lower average interest rates, partially offset by an increase in amounts invested. Interest expense decreased during the same periods due to a decrease in outstanding debt.

       Other, net, for the quarter ended September 30, 2008 included net foreign currency exchange losses of $10.1 million. Our net foreign currency exchange losses were primarily due to the strengthening of the U.S. dollar relative to the Singapore dollar. We hold significant amounts of Singapore dollar denominated time deposits to fund future Singapore dollar denominated payment obligations under our shipyard contracts for the construction of the ENSCO 8500 Series® rigs. See Note 3 to our condensed consolidated financial statements for additional information concerning our Singapore dollar denominated time deposits.

       Other, net, for the nine-month period ended September 30, 2008 included net foreign currency exchange losses of $4.3 million and unrealized losses of $3.0 million associated with the valuation of our auction rate securities. Our fair value measurements are discussed in Note 9 to the condensed consolidated financial statements.

       Other, net, for the three-month and nine-month periods ended September 30, 2007 included net foreign currency exchange gains of $2.7 million and $5.4 million, respectively. Other, net, for the nine-month period ended September 30, 2007 also included a $3.1 million net gain resulting from the settlement of litigation we initiated in relation to a non-operational dispute with a third party service provider.

Provision for Income Taxes

       Our effective income tax rates for the three-month periods ended September 30, 2008 and 2007 were 19.2% and 17.1%, respectively. The income tax provision for the three-month period ended September 30, 2007 included an $11.1 million benefit from the recognition of a prior period uncertain tax position. Excluding the impact of the aforementioned net benefit, our effective income tax rate for the three-month period ended September 30, 2007 would have been 20.7%.

       Our effective income tax rates for the nine-month periods ended September 30, 2008 and 2007 were 18.8% and 19.8%, respectively. The income tax provision for the nine-month period ended September 30, 2007 included an $11.1 million benefit from the recognition of a prior period uncertain tax position as noted above. Excluding the impact of the aforementioned net benefit, our effective income tax rate for the nine-month period ended September 30, 2007 would have been 21.1%.

       The reduction in our effective tax rates was primarily due to an increase in the relative portion of our earnings generated by foreign subsidiaries whose earnings are permanently reinvested and taxed at lower rates.

Discontinued Operations

       In September 2008, ENSCO 74 was lost as a result of Hurricane Ike and is now presumed to have sunk in the Gulf of Mexico. Portions of the rig's legs remain underwater adjacent to the customer's platform and the hull has not been located despite search efforts by us and third parties. Management has concluded the rig to be an actual loss or constructive total loss under the terms of our insurance policies based on the condition of the legs and the inability to locate the rig's hull.

       We recognized a $36.2 million pre-tax loss in connection with the disposal of ENSCO 74 which was included in loss on disposal of discontinued operations, net, in the condensed consolidated statements of income for the three-month and nine-month periods ended September 30, 2008. The operating results of ENSCO 74 were reclassified as discontinued operations in the condensed consolidated statements of income for the three-month and nine-month periods ended September 30, 2008 and 2007. See Note 11 to our condensed consolidated financial statements for discussion of our insurance coverage and a summary of the pre-tax loss on disposal of discontinued operations.

       The following table summarizes (loss) income from discontinued operations for the three-month and nine-month periods ended September 30, 2008 and 2007 (in millions):

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007

Revenues	$ 11.3	$15.6	$36.2	$43.8
Operating expenses	4.2	4.2	13.2	12.8

Operating income before income taxes	7.1	11.4	23.0	31.0
Income tax expense	2.5	4.1	8.0	10.9
Loss on disposal of discontinued operations, net	(23.5)	--	(23.5)	--

(Loss) income from discontinued operations	$(18.9)	$ 7.3	$ (8.5)	$20.1

Fair Value Measurements

       Our auction rate securities were measured at fair value using significant Level 3 inputs as of September 30, 2008. See Note 5 to our condensed consolidated financial statements for additional information on our auction rate securities, including a description of the securities and underlying collateral, a discussion of the uncertainties relating to their liquidity and our accounting treatment under SFAS 115. As a result of continued auction failures, quoted prices for our auction rate securities did not exist as of September 30, 2008 and, accordingly, we concluded that Level 1 inputs were not available.

       We determined that use of a valuation model was the best available technique for measuring the fair value of our auction rate securities. We used an income approach valuation model to estimate the price that would be received in exchange for our auction rate securities in an orderly transaction between market participants ("exit price") as of September 30, 2008. The exit price was derived as the weighted-average present value of expected cash flow over various periods of illiquidity, using a risk adjusted discount rate that was based on the credit risk and liquidity risk of our auction rate securities.

       While our valuation model was based on both Level 2 (credit quality and interest rates) and Level 3 inputs, we determined that the Level 3 inputs were most significant to the overall fair value measurement, particularly the estimates of risk adjusted discount rates and ranges of expected periods of illiquidity. The valuation model also reflected our intention to hold our auction rate securities until they can be redeemed by issuers, repurchased by brokerage firms or sold in a market that facilitates orderly transactions and our belief that we have the ability to maintain our investment in these securities indefinitely. We reviewed these inputs to our valuation model, evaluated the results and performed sensitivity analysis on key assumptions. Based on our review, we concluded that the fair value measurement of our auction rate securities as of September 30, 2008 was appropriate.

       Based on the results of our fair value measurement, we recognized unrealized gains of $300,000 for the three-month period ended September 30, 2008 and unrealized losses of $3.0 million for the nine-month period ended September 30, 2008, included in other, net, in our condensed consolidated statements of income. The carrying value of our auction rate securities classified as long-term investments on our condensed consolidated balance sheet was $70.2 million as of September 30, 2008.

       The $3.0 million of unrealized losses recognized for the nine-month period ended September 30, 2008 resulted primarily from the liquidity risk (rather than credit risk) of our auction rate securities. We anticipate realizing the par value of our auction rate securities because we intend to hold them until they are redeemed, repurchased or until they can be sold in a market that facilitates orderly transactions.

       Assets measured at fair value using significant Level 3 inputs constituted 1.3% of our total assets as of September 30, 2008. No assets or liabilities were valued using Level 3 inputs as of December 31, 2007.

LIQUIDITY AND CAPITAL RESOURCES

       Although our business is cyclical, we have historically relied on our cash flow from operations to meet liquidity needs and fund the majority of our cash requirements. We have maintained a strong financial position through the disciplined and conservative use of debt. A substantial amount of our cash flow is invested in the expansion and enhancement of our fleet of drilling rigs in general, and in our ENSCO 8500 Series® rigs in particular.

       During the nine-month period ended September 30, 2008, our primary source of cash was $743.4 million generated from operating activities of continuing operations. Our primary uses of cash for the same period included $654.1 million for the construction, enhancement and other improvement of our drilling rigs and $259.5 million for the repurchase of common stock.

       During the nine-month period ended September 30, 2007, our primary source of cash was $844.0 million generated from operating activities of continuing operations. Our primary uses of cash for the same period included $407.6 million for the construction, enhancement and other improvement of drilling rigs and $423.3 million for the repurchase of common stock.

       Detailed explanations of our liquidity and capital resources for the nine-month periods ended September 30, 2008 and 2007 are set forth below.

Cash Flow and Capital Expenditures

       Our cash flow from continuing operations and capital expenditures on continuing operations for the nine-month periods ended September 30, 2008 and 2007 were as follows (in millions):

	Nine Months Ended
	September 30,
	2008	2007

Cash flow from continuing operations	$743.4	$844.0

Capital expenditures on continuing operations
New rig construction	$562.4	$298.7
Rig enhancements	24.0	47.7
Minor upgrades and improvements	67.7	61.2

	$654.1	$407.6

       Cash flow from continuing operations decreased by $100.6 million, or 12%, for the nine-month period ended September 30, 2008 as compared to the prior year period. The decrease resulted primarily from a $73.2 million increase in our investment in trading securities, a $153.2 million increase in cash payments related to income taxes and a $106.2 million increase in cash payments related to contract drilling expenses, partially offset by a $227.3 million increase in cash receipts from drilling services.

       We continue to expand the size and quality of our drilling rig fleet. In addition to the ENSCO 8500, which was delivered in September 2008, we have six other ENSCO 8500 Series® ultra-deepwater semisubmersible rigs under construction with scheduled delivery dates in the second and fourth quarter of 2009, the third quarter of 2010, the second half of 2011 and the first and second half of 2012. Three of the six rigs to be delivered have secured long-term drilling contracts in the Gulf of Mexico.

        Based on our current projections, we expect capital expenditures in 2008 to include approximately $670.0 million for construction of our seven ENSCO 8500 Series® rigs, approximately $40.0 million for rig enhancement projects and approximately $110.0 million for minor upgrades and improvements. Depending on market conditions and opportunities, we may make additional capital expenditures to upgrade rigs and construct or acquire additional rigs.

Contractual Obligations

        During the nine-month period ended September 30, 2008, we entered into agreements to construct three new ENSCO 8500 Series® rigs. The table below summarizes the total remaining contractual commitments under these new contracts as of September 30, 2008, and the periods in which such obligations are due (in millions):

	Remaining
	Payments due by period
				2011
				and
	2008	2009	2010	2012

ENSCO 8504	$ --	$141.9	$154.8	$ 83.4
ENSCO 8505	--	75.0	151.2	201.6
ENSCO 8506	--	--	129.6	311.0

	$ --	$216.9	$435.6	$596.0

        We expect to fund these commitments from our existing cash and cash equivalents, investments, operating cash flow and, if necessary, funds borrowed under our $350.0 million unsecured revolving credit facility or other future financing arrangements.

Financing and Capital Resources

        Our long-term debt, total capital and long-term debt to total capital ratio as of September 30, 2008 and December 31, 2007 are summarized below (in millions, except percentages):

	September 30,	December 31,
	2008	2007

Long-term debt	$ 282.9	$ 291.4
Total capital*	4,659.0	4,043.4
Long-term debt to total capital	6.1%	7.2%
*Total capital includes long-term debt and stockholders' equity.

        In March 2006, our Board of Directors authorized the repurchase of up to $500.0 million of our outstanding common stock. In August 2007, following completion of the authorized repurchase, our Board of Directors approved the 2007 authorization to repurchase an additional $500.0 million of our outstanding common stock. In September 2008, our Board of Directors approved the 2008 authorization to repurchase an additional $500.0 million of our outstanding common stock.

        From inception of our stock repurchase programs in March 2006 through December 31, 2007, we repurchased an aggregate 12.8 million shares at a cost of $681.6 million (an average cost of $53.05 per share). During the nine-month period ended September 30, 2008, we repurchased 3.7 million shares of our common stock at a cost of $256.0 million (an average cost of $69.92 per share) under the 2007 authorization. As of September 30, 2008, $562.4 million remained available for repurchases of our outstanding common stock under the 2007 and 2008 authorizations.

Liquidity Our liquidity position as of September 30, 2008 and December 31, 2007 is summarized in the table below (in millions, except ratios):
	September 30,	December 31,
	2008	2007

Cash and cash equivalents	$447.6	$629.5
Short-term investments	38.4	--
Working capital	769.4	625.8
Current ratio	3.1	2.2

        We expect to fund our short-term liquidity needs, including contractual obligations, anticipated capital expenditures, dividends and potential stock repurchases, as well as any working capital requirements, from our cash and cash equivalents, short-term investments and operating cash flow.

       We expect to fund our long-term liquidity needs, including contractual obligations, anticipated capital expenditures and dividends, from our cash and cash equivalents, investments, operating cash flow and, if necessary, funds borrowed under our $350.0 million unsecured revolving credit facility or other future financing arrangements.

       We have historically funded the majority of our liquidity from operating cash flow. We anticipate a substantial amount of our cash flow in the near to intermediate-term will continue to be invested in the expansion of our ultra-deepwater semisubmersible rig fleet and will remain available to repurchase our outstanding common stock under the 2007 and 2008 authorizations, under which an aggregate $562.4 million remained available for repurchases as of September 30, 2008. While future operating cash flow cannot be accurately predicted, based on our current contractual backlog and current industry conditions, management expects our long-term liquidity will continue to be funded primarily from operating cash flow.

       In addition to $447.6 million of cash and cash equivalents and $38.4 million of short-term investments, we also held $73.2 million (par value) of investments in auction rate securities as of September 30, 2008, classified as long-term investments on our condensed consolidated balance sheet. Although we acquired these securities with the intention of selling them in the near term, we plan to hold them until they can be redeemed by issuers, repurchased by brokerage firms or sold in a market that facilitates orderly transactions. We do not expect to experience liquidity problems if we hold these securities indefinitely. See Note 5 to the condensed consolidated financial statements for additional information on our auction rate securities.

MARKET RISK

       We have net assets and liabilities denominated in numerous foreign currencies and use various methods to manage our exposure to foreign currency exchange risk. We predominantly structure our drilling contracts in U.S. dollars, which significantly reduces the portion of our cash flows and assets denominated in foreign currencies. We also employ various strategies, including the use of derivative instruments, to match foreign currency denominated assets with equal or near equal amounts of foreign currency denominated liabilities, thereby minimizing exposure to earnings fluctuations caused by changes in foreign currency exchange rates.

       We also utilize derivative instruments to hedge forecasted foreign currency denominated transactions. As of September 30, 2008, we had contracts outstanding to exchange an aggregate $274.3 million U.S. dollars for various foreign currencies, all of which mature during the next fifteen months. If we were to incur a hypothetical 10% adverse change in foreign currency exchange rates, net unrealized losses associated with our foreign currency denominated assets and liabilities and related foreign currency exchange contracts as of September 30, 2008 would approximate $38.0 million.

       We currently have six ultra-deepwater semisubmersible rigs under construction with a major international shipyard in Singapore. As of September 30, 2008, approximately $354.8 million of the aggregate remaining contractual obligations associated with these construction projects were denominated in Singapore dollars and only $95.7 million of the Singapore dollar denominated contractual obligations were hedged through foreign currency exchange contracts. However, we held $168.6 million of cash and cash equivalents and $38.4 million of short-term investments denominated in Singapore dollars as of September 30, 2008. See Note 3 to our condensed consolidated financial statements for additional information on our cash equivalents and short-term investments. We intend to use these funds to meet our Singapore dollar denominated contractual obligations. Our earnings will be subject to fluctuations caused by changes in the U.S. dollar to Singapore dollar exchange rate until the Singapore dollar denominated contractual obligations have been satisfied.

       We utilize derivative instruments and undertake foreign currency hedging activities in accordance with our established policies for the management of market risk. We do not enter into derivative instruments for trading or other speculative purposes. We believe that our use of derivative instruments and related hedging activities does not expose us to material interest rate risk, foreign currency exchange rate risk, commodity price risk, credit risk or any other material market or price risk.

        We have generated substantial cash balances, portions of which are invested in securities that meet our requirements for quality and return. Investment of our cash balances exposes us to market risk. We held $73.2 million (par value) of auction rate securities with a carrying value of $70.2 million as of September 30, 2008. During 2008, auctions for our auction rate securities failed. An auction failure, which is not a default in the underlying debt instrument, occurs when there are more sellers than buyers at a scheduled interest rate auction date and parties desiring to sell their auction rate securities are unable to do so. We intend to hold these securities until they can be redeemed by issuers, repurchased by brokerage firms or sold in a market that facilitates orderly transactions and, due to significant uncertainties related to the auction rate securities market, we will be exposed to the risk of changes in the fair value of these securities in future periods. See Note 5 to the condensed consolidated financial statements for additional information on our auction rate securities.

CRITICAL ACCOUNTING POLICIES

       The preparation of our consolidated financial statements and related disclosures in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Our significant accounting policies are included in Note 1 to the Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2007. These policies, along with our underlying judgments and assumptions made in their application, have a significant impact on our consolidated financial statements. We identify our critical accounting policies as those that are the most pervasive and important to the portrayal of our financial position and results of operations, and that require the most difficult, subjective and/or complex judgments by management regarding estimates in matters that are inherently uncertain. Our critical accounting policies are those related to property and equipment, impairment of long-lived assets and goodwill and income taxes.

    Property and Equipment

       As of September 30, 2008, the carrying value of our property and equipment totaled $3,774.4 million, which represented 69% of total assets. This carrying value reflects the application of our property and equipment accounting policies, which incorporate management's estimates, judgments and assumptions relative to the capitalized costs, useful lives and salvage values of our rigs.

       We develop and apply property and equipment accounting policies that are designed to appropriately and consistently capitalize those costs incurred to enhance, improve and extend the useful lives of our assets and expense those costs incurred to repair or maintain the existing condition or useful lives of our assets. The development and application of such policies requires judgments and assumptions by management relative to the nature of, and benefits from, expenditures on our assets. We establish property and equipment accounting policies that are designed to depreciate our assets over their estimated useful lives. The judgments and assumptions used by management in determining the estimated useful lives of our property and equipment reflect both historical experience and expectations regarding future operations, utilization and performance of our assets. The use of different estimates, judgments and assumptions in the establishment of our property and equipment accounting policies, especially those involving the useful lives of our rigs, would likely result in materially different carrying values of assets and operating results.

       For additional information concerning the useful lives of our drilling rigs, including an analysis of the impact of various changes in useful life assumptions, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies and Estimates" in Part II of our Annual Report on Form 10-K for the year ended December 31, 2007.

    Impairment of Long-Lived Assets and Goodwill

       We evaluate the carrying value of our property and equipment, primarily our drilling rigs, when events or changes in circumstances indicate that the carrying value of such rigs may not be recoverable. Generally, extended periods of idle time and/or inability to contract rigs at economical rates are an indication that a rig may be impaired. However, the offshore drilling industry has historically been highly cyclical and it is not unusual for rigs to be unutilized or underutilized for significant periods of time and subsequently resume full or near full utilization when business cycles change. Likewise, during periods of supply and demand imbalance, rigs are frequently contracted at or near cash break-even rates for extended periods of time until demand comes back into balance with supply. Impairment situations may arise with respect to specific individual rigs, groups of rigs, such as a specific type of drilling rig, or rigs in a certain geographic region. Our rigs are mobile and may generally be moved from markets with excess supply, if economically feasible. Our jackup rigs and semisubmersible rigs are suited for, and accessible to, broad and numerous markets throughout the world.

       We test goodwill for impairment on an annual basis, or when events or changes in circumstances indicate that a potential impairment exists. The goodwill impairment test requires us to identify reporting units and estimate the fair value of those units as of the testing date. If the estimated fair value of a reporting unit exceeds its carrying value, its goodwill is considered not impaired. If the estimated fair value of a reporting unit is less than its carrying value, we estimate the implied fair value of the reporting unit's goodwill. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to such excess. In the event we dispose of drilling rig operations that constitute a business, goodwill would be allocated in the determination of gain or loss on sale. Based on our goodwill impairment analysis performed as of December 31, 2007, there was no impairment of goodwill. No events or changes in circumstances indicating a potential impairment were identified during the nine-month period ended September 30, 2008.

       Asset impairment evaluations are, by nature, highly subjective. In most instances, they involve expectations of future cash flows to be generated by our drilling rigs and are based on management's judgments and assumptions regarding future industry conditions and operations, as well as management's estimates of future expected utilization, contract rates, expense levels and capital requirements of our drilling rigs. The estimates, judgments and assumptions used by management in the application of our asset impairment policies reflect both historical experience and an assessment of current operational, industry, market, economic and political environments. The use of different estimates, judgments, assumptions and expectations regarding future industry conditions and operations would likely result in materially different carrying values of assets and operating results.

    Income Taxes

       We conduct operations and earn income in numerous international countries and are subject to the laws of tax jurisdictions within those countries, as well as U.S. federal and state tax laws. As of September 30, 2008, we had a $336.1 million net deferred income tax liability, a $45.5 million liability for income taxes currently payable and a $27.2 million liability for unrecognized tax benefits.

       The carrying values of deferred income tax assets and liabilities reflect the application of our income tax accounting policies in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"), and are based on management's assumptions and estimates regarding future operating results and levels of taxable income, as well as management's judgments regarding the interpretation of the provisions of SFAS 109. Carryforwards and tax credits are assessed for realization as a reduction of future taxable income by using a more-likely-than-not determination. In December 2007, substantially all of the undistributed earnings of our non-U.S. subsidiaries were distributed to our U.S. parent. A U.S. deferred tax liability has not been recognized for the remaining undistributed earnings of our non-U.S. subsidiaries because it is the intention of these subsidiaries to reinvest such earnings indefinitely. Should our non-U.S. subsidiaries elect to make a distribution of these earnings, or be deemed to have made a distribution of them through application of various provisions of the Internal Revenue Code, we may be subject to additional U.S. income taxes.

       The carrying values of liabilities for income taxes currently payable and unrecognized tax benefits reflect our application of the provisions of FIN 48 and are based on management's interpretation of applicable tax laws and incorporate management's judgments and assumptions regarding the use of tax planning strategies in various taxing jurisdictions. The use of different estimates, judgments and assumptions in connection with accounting for income taxes, especially those involving the deployment of tax planning strategies, may result in materially different carrying values of income tax assets and liabilities and operating results.

       We operate in many international jurisdictions where tax laws relating to the offshore drilling industry are not well developed. In jurisdictions where available statutory law and regulations are incomplete or underdeveloped, we obtain professional guidance and consider existing industry practices before utilizing tax planning strategies and meeting our tax obligations. Tax returns are routinely subject to audit in most jurisdictions and tax liabilities are frequently finalized through a negotiation process. While we have not historically experienced significant adjustments to previously recognized tax assets and liabilities as a result of finalizing tax returns, there can be no assurance that significant adjustments will not arise in the future. In addition, there are several factors that could cause the future level of uncertainty relating to our tax liabilities to increase, including the following:

•	During recent years, the portion of our overall operations conducted in international tax jurisdictions has increased.
•	In order to utilize tax planning strategies and conduct international operations efficiently, our subsidiaries frequently enter into transactions with affiliates that are generally subject to complex tax regulations and are frequently reviewed by tax authorities.

•	We may conduct future operations in certain tax jurisdictions where tax laws are not well developed and it may be difficult to secure adequate professional guidance.
•	Tax laws, regulations, agreements and treaties change frequently requiring us to modify existing tax strategies to conform to such changes.

NEW ACCOUNTING PRONOUNCEMENTS

       In June 2008, the FASB issued Staff Position EITF 03-6-1 "Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities" ("FSP EITF 03-6-1"). FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing EPS under the two-class method described in paragraphs 60 and 61 of SFAS No. 128, "Earnings Per Share". FSP EITF 03-6-1 is effective for fiscal years and interim periods beginning after December 15, 2008 and requires retrospective adjustment for all comparable prior periods presented. We do not expect adoption of FSP EITF 03-6-1 to have a material effect on our EPS computations or disclosures.

       In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative and Hedging Activities" ("SFAS 161"). This standard amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), to change the disclosure requirements for derivative instruments and hedging activities. This standard requires enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations and (c) how derivative instruments and related hedged items affect an entity's financial position, operating results and cash flows. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. Adoption of SFAS 161 will result in increased financial statement disclosures, but will not affect our financial position, operating results or cash flows.

       In February 2008, the FASB issued Staff Position 157-2 "Partial Deferral of the Effective Date of Statement 157" ("FSP 157-2"). FSP 157-2 delays the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008. The adoption of SFAS 157 for financial assets and financial liabilities, effective January 1, 2008, did not have a material effect on our financial position, operating results or cash flows. See Note 9 to the condensed consolidated financial statements. We do not expect adoption of SFAS 157 for nonfinancial assets and liabilities on January 1, 2009 to have a material effect on our financial position, operating results or cash flows.

       In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS 141(R)"). This standard establishes principles and requirements for how an acquirer in a business combination recognizes and measures the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree in its financial statements. SFAS 141(R) also establishes principles and requirements for how an acquirer recognizes and measures goodwill acquired in a business combination and establishes disclosure requirements to facilitate an evaluation of the nature and financial effects of a business combination. SFAS 141(R) is effective for business combinations that occur during the first annual reporting period beginning on or after December 15, 2008. The effect of adoption of this standard will be limited to any acquisitions that close subsequent to December 31, 2008.

       In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements" ("SFAS 160"). This standard amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements", to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 clarifies that a noncontrolling interest should be reported as equity in the consolidated financial statements and requires net income attributable to both the parent and the noncontrolling interest to be disclosed separately on the face of the consolidated statement of income. SFAS 160 is effective for fiscal years beginning after December 15, 2008. We do not expect adoption of this standard to have a material effect on our consolidated financial position, operating results or cash flows.

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